EX-99.2

                       BANC OF AMERICA FUNDING CORPORATION
                       MORTGAGE PASS-THROUGH CERTIFICATES,
                      SERIES SET FORTH ON EXHIBIT I HERETO

                 OFFICER'S CERTIFICATE PURSUANT TO SECTION 3.18
                  OF THE AGREEMENTS LISTED ON EXHIBIT I HERETO
                  --------------------------------------------

            I, H. Randall Chestnut, Senior Vice President of Bank of America, N.A., as servicer (the "Servicer"), hereby certify pursuant to Section 3.18 of the Pooling and Servicing Agreements listed on Exhibit I hereto (collectively, the "Agreements") that: (a) a review of the activities of the Servicer during calendar year 2003 and of the performance of the Servicer under the Agreements has been made under my supervision, and (b) to the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreements throughout calendar year 2003.

Dated: March 18, 2004


                                       BANK OF AMERICA, N.A.,
                                          as Servicer


                                       By: /S/ H. Randall Chestnut
                                          Name:   H. Randall Chestnut
                                          Title:  Senior Vice President


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                                                                       EXHIBIT I


             PARTIES                    DATE OF POOLING            SERIES
                                           AGREEMENT
================================================================================

Banc of America Funding Corporation,    May 23, 2002               2002-1
Bank of America, N.A. and The Bank of
New York

Banc of America Funding Corporation,    November 26, 2002, as      2002-2
Bank of America, N.A. and The Bank of   amended by Amendment
New York                                No. 1, dated January
                                        30, 2004